           April 20, 2010

First Busey Announces 2010 First Quarter Earnings

Champaign, IL – (Nasdaq: BUSE)

Message from our President & CEO

Following many challenging quarters, First Busey Corporation’s net income was $4.2 million and income available to common stockholders was $2.9 million for the first quarter of 2010. I believe we have turned a corner.  The recovery will be gradual as we continue to work through credit issues.  However, assuming the economy continues to improve, I expect that we will be profitable going forward.  Set forth below is a detailed breakdown of various key metrics separated into broad categories.  During 2009, we focused primarily on repairing our balance sheet through improvements in asset quality, funding & liquidity and our capital position.  While we have not changed our priorities from balance sheet strength, profitability and growth – in that order, we will discuss our earnings performance first, followed by a breakdown of key metrics in Asset Quality, Liquidity & Funding and Capital.

I.              Operating Performance:  We were profitable in the first quarter of 2010 despite a $14.7 million provision for loan losses:

•
Income available to common shareholders (includes TARP dividends) for the quarter ended March 31, 2010 was $2.9 million, or $0.04 per fully-diluted common share, compared to $5.5 million, or $0.15 per fully-diluted common share, for the quarter ended March 31, 2009.

•
Pre-provision, pre-tax net income was $20.1 million for the quarter ended March 31, 2010 compared to $12.0 million for the quarter ended December 31, 2009 and $17.8 million for the quarter ended March 31, 2009.

•
Net interest margin increased to 3.52% for the first quarter of 2010, net of reversals of interest from loans placed on non-accrual, which was an increase from 3.36% for the fourth quarter of 2009 and 2.89% for the first quarter of 2009.

•
With $3.4 billion in average earning assets in the first quarter of 2010, each additional 10 basis points of net interest margin ratio represents $3.4 million in pre-tax earnings on an annualized basis.

•
Our efficiency ratio (a measurement that roughly shows the percentage cost of each dollar of revenue) for the quarter ended March 31, 2010 improved to 53.69% as compared to 70.71% for the quarter ended December 31, 2009 and 56.02% for the quarter ended March 31, 2009.

•
Total revenue, net of interest expense and security gains, for the first quarter of 2010 was $44.6 million compared to $46.0 million for the fourth quarter of 2009 and $43.6 million for the first quarter of 2009.

•	As discussed in our 2009 Form 10-K, FirsTech’s net income decreased to $0.6 million for the first quarter of 2010, compared to $0.8 million for the first quarter of 2009.

•	Busey Wealth Management’s net income increased to $0.9 million for the first quarter of 2010, compared to $0.6 million for the first quarter of 2009.

Our earnings are not at an acceptable level.  Credit costs continued to weigh heavily on earnings as we recorded $14.7 million in provision for loan losses in the first quarter of 2010.  Additionally, increased costs related to FDIC insurance, foreclosed assets and collection and preservation of collateral continue to suppress earnings.  While we expect costs related to FDIC insurance, foreclosed assets and collection and preservation to continue to affect earnings at least throughout 2010, the $14.7 million of provision expense was at the high end of our expectations for quarterly provisioning going forward in 2010.

II.               Asset Quality:  Our credit metrics at March 31, 2010 showed some improvement and some decline compared to December 31, 2009 levels.  The credit metric declines were not outside of expectations and were primarily related to credits we anticipated may have issues during 2010.  We expect gradual improvement in these credit metrics throughout 2010 depending on market specific economic conditions.  The key metrics are as follows:

•	Loans 30-89 days past due increased to $24.6 million at March 31, 2010 up from $12.5 million at December 31, 2009, but down from a peak of $61.3 million at March 31, 2009.

•	Non-performing loans increased to $100.7 million at March 31, 2010 from $86.3 million at December 31, 2009, but a decline from $172.5 million at September 30, 2009.

°	Illinois non-performing loans increased to $36.0 million at March 31, 2010 up from $28.0 million at December 31, 2009 compared to $42.8 million at September 30, 2009.
°	Florida non-performing loans increased to $43.7 million at March 31, 2010 up from $40.2 million at December 31, 2009 compared to $113.3 million at September 30, 2009.
°	Indiana non-performing loans increased to $21.0 million at March 31, 2010 up from $18.1 million at December 31, 2009 compared to $16.4 million at September 30, 2009.

•	Other real estate owned increased to $18.5 million at March 31, 2010 from $17.2 million at December 31, 2009 compared to $16.6 million at September 30, 2009.

•	The ratio of non-performing assets to total loans plus other real estate owned increased to 4.38% at March 31, 2010 from 3.68% at December 31, 2009 compared to 6.26% at September 30, 2009.

•	The ratio of construction and land development loans to total loans decreased to 11.3% at March 31, 2010 from 11.7% at December 31, 2009 compared to 18.8% at September 30, 2009.

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Loans in Florida decreased to 14.4% of our consolidated portfolio at March 31, 2010 from 15.4% at December 31, 2009 compared to 22.8% at December 31, 2008, which represented a $349.3 million decline in Florida loan balances from December 31, 2008.

•	Allowance for loan losses to non-performing loan ratio was 94.2% at March 31, 2010 a decrease from 116.1% at December 31, 2009 compared to 69.6% at September 30, 2009.
•	Allowance for loan losses to total loans was 3.51% at March 31, 2010 down from 3.59% at December 31, 2009 compared to 4.00% at September 30, 2009.
•
Net charge-offs were $20.0 million during the first quarter of 2010 compared to $73.8 million in the fourth quarter of 2009 and $108.5 million in the third quarter of 2009 and $20.2 million in the first quarter of 2009.

•
Provision expense in the first quarter of 2010 was $14.7 million down from $54.0 million in the fourth quarter of 2009 compared to $140.0 million in the third quarter of 2009 and $10.0 million in the first quarter of 2009.

Overall, our credit metrics at March 31, 2010 were fairly flat as compared to the fourth quarter of 2009.  We continue to believe the peak of our non-performing assets occurred in the quarter ended September 30, 2009.  We significantly reduced our non-performing loans during the fourth quarter of 2009 through a sale of problem loans, which were largely in the southwest Florida market.  The primary reason for the movement in the first quarter of 2010 credit metrics was the acceleration of a few notes into non-performing loans that were on our watch list, but we thought had a chance to turn around during 2010.

Our coverage ratio declined slightly in the first quarter of 2010 as compared to the fourth quarter of 2009 as many of the loans that contributed to the 116.1% coverage ratio at December 31, 2010 were pulled into non-performing in the first quarter of 2010 and marked to fair value.  These fair value marks were the primary contributor to the $20.0 million in charge-offs during the first quarter of 2010.

We continue to believe we understand the risks within our portfolio.  We expect to have elevated credit risk on our balance sheet, but expect to experience gradual improvement, throughout 2010.  However, most importantly, we believe we have the risks identified and are proactively managing these risks.

The quality of our investment portfolio continued to be strong.  We have yet to experience a credit loss within our investment portfolio or any significant deterioration in value during the current economic cycle.

                    III.    Funding and Liquidity:  As our assets decreased through the reduction in the loan portfolio, wholesale funding continued to decline:

•	Brokered deposits declined to $147.3 million at March 31, 2010 compared to $173.1 million at December 31, 2009 and $377.8 million at December 31, 2008.

•	The ratio of wholesale funding (brokered deposits and borrowings) to total bank funding declined to 6.2% at March 31, 2010 compared to 7.0% at December 31, 2009 and 13.9% at December 31, 2008.

•	We had no short-term borrowings at March 31, 2010 and December 31, 2009 compared to $83.0 million at December 31, 2008.

•	Long-term debt declined to $73.1 million at March 31, 2010 compared to $82.1 million at December 31, 2009 and $134.5 million at December 31, 2008.

As demonstrated in the metrics above, funding our bank with core deposits is a priority and we will continue to work toward a solid core funding position.  There are two primary reasons for this philosophy; 1) wholesale funding is typically more expensive than core deposit funding, and 2) a significant component of a bank’s value is determined by its core deposits and the breadth and depth of its households.

IV.   Capital: We continued to exceed well-capitalized regulatory standards at both the bank and holding company.  In your proxy statement for our 2010 Annual Meeting of Stockholders, we have asked you to approve an amendment to our Articles of Incorporation to increase the number of authorized shares of our common stock from 100 million to 200 million.  Although we currently do not have any specific plans, agreements or commitments to issue additional shares of common stock, we are seeking to increase the number of authorized shares of our common stock to position us for potential future growth and enable us to quickly take advantage of market conditions and other favorable opportunities as they arise.  We believe that our significant efforts to address our credit issues in 2009 should put us in a position to take advantage of growth opportunities in the near future.

At the point it makes sense for the Company and our stockholders, we will seek to retire the TARP capital.  We would like to payback TARP as soon as practicable.  Once we have identified the appropriate exit point, we will work with our regulators to obtain the approval to do so.  This event would likely involve the issuance of more stock.

On April 30, 2010, we will pay a cash dividend of $0.04 per common share to shareholders of record on April 27, 2010.  We analyzed this dividend payment decision very carefully to ensure it was consistent with our capital plan, our earnings and the Busey Promise of shareholder value. We were profitable at $0.04 per share this quarter and believe we will be profitable going forward, which was a significant factor in the decision to pay the $0.04 per common share dividend.

We thank our associates for their efforts, our customers for their business and you, our shareholders, for your continued support of Busey.

\s\ Van A. Dukeman

President & Chief Executive Officer

First Busey Corporation

SELECTED FINANCIAL HIGHLIGHTS
(dollars in thousands, except per share data)

	Three Months Ended
	March 31,	December 31,	September 30,	March 31,
	2010	2009	2009	2009
EARNINGS & PER SHARE DATA
Net income (loss)	$4,217	$(27,558)	$(282,319)	$5,893
Income (loss) available to common stockholders1	2,935	(29,239)	(283,675)	5,506
Revenue2	44,557	45,953	44,852	43,607
Fully-diluted income (loss) per share	0.04	(0.49)	(7.92)	0.15
Cash dividends paid per share	0.04	0.04	0.08	0.20

Net income (loss) by operating segment3
Busey Bank	$3,470	$(25,866)	$(280,677)	$5,870
Busey Wealth Management	899	649	629	562
FirsTech	641	472	728	822

AVERAGE BALANCES
Assets	$3,724,025	$3,894,489	$4,208,503	$4,410,790
Earning assets	3,402,221	3,609,477	3,785,110	3,945,613
Deposits	3,088,437	3,208,901	3,325,943	3,488,527
Interest-bearing liabilities	2,909,035	3,064,451	3,247,202	3,455,020
Stockholders' equity - common	230,703	244,143	377,935	452,327

PERFORMANCE RATIOS
Return on average assets4	0.32%	(2.98%)	(26.74%)	0.51%
Return on average common equity4	5.16%	(47.51%)	(297.79%)	4.94%
Net interest margin4	3.52%	3.36%	3.05%	2.89%
Efficiency ratio5	53.69%	70.71%	62.69%	56.02%
Non-interest revenue as a % of total revenues2	34.90%	34.67%	36.71%	36.79%

ASSET QUALITY
Gross loans	$2,706,793	$2,792,823	$3,004,072	$3,261,440
Allowance for loan losses	94,929	100,179	120,021	88,498
Net charge-offs	19,950	73,842	108,528	20,173
Allowance for loan losses to loans	3.51%	3.59%	4.00%	2.71%
Allowance as a percentage of non-performing loans	94.23%	116.08%	69.58%	73.03%
Non-performing loans
Non-accrual loans	97,630	82,133	157,978	105,424
Loans 90+ days past due	3,116	4,166	14,526	15,752
Geographically
Downstate Illinois/ Indiana	57,020	46,120	59,158	36,653
Florida	43,726	40,179	113,346	84,523
Loans 30 -89 days past due	24,630	12,493	34,008	61,307
Other non-performing assets	18,510	17,241	16,638	16,957

1 Available to common stockholders, net of preferred dividend and discount accretion
2 Net of interest expense, excludes security gains.
3 Busey Bank, N.A. was merged into Busey Bank in August 2009. All Busey Bank, N.A. information has been combined with Busey Bank retrospectively.
4 Quarterly ratios annualized and calculated on net income (loss) available to common stockholders.
5 Net of security gains and intangible charges.

Condensed Consolidated Balance Sheets
(Unaudited, in thousands, except per share data)	March 31,	December 31,	March 31,
	2010	2009	2009
Assets
Cash and due from banks	$218,867	$207,071	$138,413
Investment securities	530,215	569,640	686,876
Net loans	2,611,864	2,692,644	3,172,942
Premises and equipment	76,322	77,528	80,890
Goodwill and other intangibles	43,308	44,330	255,765
Other assets	221,904	223,639	135,589
Total assets	$3,702,480	$3,814,852	$4,470,475

Liabilities & Stockholders' Equity
Non-interest bearing deposits	$443,207	$468,230	$458,332
Interest-bearing deposits	2,635,811	2,702,850	3,031,869
Total deposits	$3,079,018	$3,171,080	$3,490,201

Federal funds purchased & securities
sold under agreements to repurchase	133,297	142,325	143,635
Short-term borrowings	-	-	58,000
Long-term debt	73,076	82,076	132,743
Junior subordinated debt owed to unconsolidated trusts	55,000	55,000	55,000
Other liabilities	33,373	36,243	39,208
Total liabilities	$3,373,764	$3,486,724	$3,918,787
Total stockholders' equity	$328,716	$328,128	$551,688
Total liabilities & stockholders' equity	$3,702,480	$3,814,852	$4,470,475

Per Share Data
Book value per common share	$3.45	$3.45	$12.65
Tangible book value per common share	$2.80	$2.78	$5.51
Ending number of common shares outstanding	66,361	66,361	35,816

Condensed Consolidated Statements of Income
(Unaudited, in thousands, except per share data)	Three Months Ended March 31,
	2010	2009

Interest and fees on loans	$36,036	$42,140
Interest on investment securities	4,657	6,135
Total interest income	$40,693	$48,275

Interest on deposits	9,951	17,817
Interest on short-term borrowings	163	843
Interest on long-term debt	894	1,274
Junior subordinated debt owed to unconsolidated trusts	680	777
Total interest expense	$11,688	$20,711

Net interest income	$29,005	$27,564
Provision for loan losses	14,700	10,000
Net interest income after provision for loan losses	$14,305	$17,564

Fees for customer services	3,943	3,997
Trust fees	4,210	3,205
Remittance processing	2,620	3,254
Commissions and brokers' fees	440	519
Gain on sales of loans	2,438	2,418
Net security gains	742	21
Other	1,901	2,650
Total non-interest income	$16,294	$16,064

Salaries and wages	9,666	10,629
Employee benefits	2,639	2,817
Net occupancy expense	2,342	2,575
Furniture and equipment expense	1,531	1,936
Data processing expense	1,896	1,732
Amortization expense	1,023	1,090
FDIC insurance expense	1,380	694
Other operating expenses	4,736	4,349
Total non-interest expense	$25,213	$25,822

Income before income taxes	$5,386	$7,806
Income taxes	1,169	1,913
Net income	$4,217	$5,893
Preferred stock dividends and discount accretion	$1,282	$387
Income available for common stockholders	$2,935	$5,506

Per Share Data
Basic earnings per common share	$0.04	$0.15
Fully-diluted earnings per common share	$0.04	$0.15
Diluted average common shares outstanding	66,361	35,816

Corporate Profile

First Busey Corporation is a $3.7 billion financial holding company headquartered in Champaign, Illinois. Busey Bank, First Busey Corporation’s wholly-owned bank subsidiary, is headquartered in Champaign, Illinois and has thirty-four banking centers serving downstate Illinois, a banking center in Indianapolis, Indiana, and eight banking centers serving southwest Florida. Busey Bank had total assets of $3.7 billion as of March 31, 2010.

Busey Wealth Management is a wholly-owned subsidiary of First Busey Corporation. Through Busey Trust Company, Busey Wealth Management delivers trust, asset management, retail brokerage and insurance products and services. As of March 31, 2010, Busey Wealth Management had approximately $3.5 billion in assets under care.

First Busey Corporation owns a retail payment processing subsidiary, FirsTech, Inc., which processes over 28 million transactions per year through online bill payments, lockbox processing and walk-in payments through its 3,500 agent locations in 32 states.

Busey provides electronic delivery of financial services through our website, www.busey.com.

Contact:
David B. White, CFO
217-365-4047

Special Note Concerning Forward-Looking Statements
This document may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions.  Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements.  These factors include, among others, the following: (i) the strength of the local and national economy; (ii) the economic impact of any future terrorist threats or attacks; (iii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iv) changes in interest rates and prepayment rates of the Company’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.